Exhibit 99.1

Supernus Announces Issuance of Seventh U.S. Patent

Protecting Oxtellar XR®

ROCKVILLE, Md., June 22, 2016 — Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system diseases, today announced  the issuance on June 21, 2016 of a seventh patent (number 9,370,525) by the United States Patent and Trademark Office (USPTO) covering Oxtellar XR, its novel once-daily extended-release oxcarbazepine product. The patent provides protection for the product with expiration that is no earlier than 2027.

“This newly issued patent strengthens Oxtellar XR’s overall patent portfolio. We now have patent protection on Oxtellar XR through seven issued U.S. patents and on Trokendi XR® through six issued U.S. patents. We remain focused on continuing to build our patent estate to provide our products with the protection they are entitled to,” said Jack A. Khattar, President and CEO of Supernus.

Supernus has several additional patent applications for extended-release oxcarbazepine and extended-release topiramate pending in other geographic regions.

About Oxtellar XR

Oxtellar XR is the first approved novel, oral once-daily extended release formulation of oxcarbazepine for the treatment of epilepsy. Oxtellar XR is an antiepileptic drug indicated for adjunctive therapy in the treatment of partial seizures in adults and in children 6 to 17 years of age. The product is available in 150mg, 300mg, and 600mg extended-release tablets.

For full prescribing and safety information click here.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system diseases. The Company has two marketed products for epilepsy, Oxtellar XR® (extended-release oxcarbazepine) and Trokendi XR® (extended-release topiramate). The Company is also developing several product candidates to address large market opportunities in psychiatry, including SPN-810 for the treatment of Impulsive Aggression in patients with ADHD and SPN-812 for the treatment of ADHD.

Forward Looking Statements

This press release contains forward-looking statements regarding the Company’s ability to defend and enforce its intellectual property rights covering Oxtellar XR or Trokendi XR. Actual results may differ materially from those in these forward-looking statements as a result of various factors, including, but not limited to, the ability of Supernus to finance potential litigation and to prevail in any such proceeding to successfully defend its intellectual property rights. For a further description of these and other risks facing the Company, please see the risk factors described in the Company’s Annual Report Form 10-K that was filed with the United States Securities and Exchange Commission (“Commission”) on March 9, 2016 under the caption “Risk Factors” and the updates to these risk factors in the Company’s Quarterly Report form 10-Q filed with the Commission on May 9, 2016. Forward-looking statements speak only as of the date of this press release, and the Company undertakes no obligation to update or revise these statements, except as may be required by law.

CONTACT:

Jack A. Khattar, President and CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591

Or

Investor Contact:

Peter Vozzo

Westwicke Partners

Office: (443) 213-0505

Mobile: (443) 377-4767

Email: peter.vozzo@westwicke.com